--------------------------------------------------------------------------------

COAST
                                  SCHEDULE TO

                          LOAN AND SECURITY AGREEMENT


BORROWER:     TRANSCEND SERVICES, INC. ("BORROWER")

ADDRESS:      3353 PEACHTREE ROAD, N.E.
              SUITE 1000
              ATLANTA, GEORGIA  30326

DATE:         APRIL 3, 1997

This Schedule forms an integral part of the Loan and Security Agreement between Coast Business Credit, a division of Southern Pacific Thrift & Loan Association, and the above-borrower of even date.

================================================================================

1.  CREDIT LIMIT

  (Section 1.1):

        Loans in a total amount at any time outstanding not to exceed FIVE MILLION DOLLARS ($5,000,000) at any one time outstanding (the "Maximum Dollar Amount") consisting of Outsourcing Contract Loans (as hereinafter defined), Transcription Services Receivable Loans (as hereinafter defined) and Capital Expenditure Loans (as hereinafter defined).

        A.  Outsourcing Contract Loans and Transcription Services Receivable
            ----------------------------------------------------------------
        Loans:  Outsourcing Contract Loans and Transcription Services Receivable
        -----
        Loans in an aggregate amount outstanding at any one time not to exceed
        (i) the Maximum Dollar Amount less the aggregate outstanding amount of the Capital Expenditure Loans, or (ii) the sum of (a) and (b) below:

        (a) Loans (the "Outsourcing Contract Loans") during any given calendar month in an amount not to exceed one and one-half (1.5) times the net amount of Borrower's average monthly Recurring Automatic Payments (as defined in Section 8 of this Schedule) for the preceding three (3) calendar months; provided, however, if
                                                 --------  -------
            Borrower's Consolidated Tangible Net Worth is equal to or greater than Five Million Dollars ($5,000,000), then commencing five (5) Business Days after receipt and satisfactory review by Coast of the internally prepared monthly financial statements of Borrower reporting such Consolidated Tangible Net Worth, the advance rate for Outsourcing Contract Loans shall increase from one and one-half (1.5) to two (2) times the net amount of Borrower's average monthly Recurring Automatic Payments for the preceding three calendar months; provided further, however, if
                                             -------- -------  -------
            Borrower fails to maintain Consolidated Tangible Net Worth of at least Five Million Dollars ($5,000,000), then the advance rate for Outsourcing Contract Loans shall be reduced to one and one-half (1.5) times the net amount of Borrower's average monthly Recurring Automatic Payments for the preceding three (3) calendar months, subject to further upward or downward adjustment from time to time as provided in this subsection (i). Notwithstanding the foregoing, the advance rate in effect for Outsourcing Contract Loans shall be decreased by ten basis points (0.10) for each ten percent (10%) decrease in the Recurring Automatic Payments compared on a month-to-month basis; plus
                         ----

        (b) Loans (the "Transcription Services Receivable Loans") in an amount not to exceed eighty percent (80%) of the net amount of the Eligible Transcription Services Receivables (as defined in Section 8 of this Schedule).

        B.  Capital Expenditure Loans:  Loans (the "Capital Expenditure Loans")
            -------------------------
        to facilitate Borrower's acquisition of Equipment for use in expanding Borrower's operations, each of which shall be in a principal amount of not less than Fifty Thousand Dollars ($50,000) and all of which shall not exceed an aggregate amount of THREE HUNDRED THOUSAND DOLLARS ($300,000) at any one time outstanding, as follows:

        (i) upon Borrower presenting to Coast, in form and substance reasonably acceptable to Coast, invoices for the specific items of used Equipment to be acquired and financed hereunder, Coast will advance to Borrower up to seventy percent (70%) of the fair market value of the used Equipment (as determined by Coast in its good faith judgement), net of any ancillary costs or expenses associated with the acquisition of such Equipment, including, but not limited to, sales tax, installation and delivery charges, brokerage commissions and other costs and expenses; and

       (ii) upon Borrower presenting to Coast, in form and substance reasonably acceptable to Coast, invoices for the specific items of new Equipment to be acquired and financed hereunder, Coast will advance to Borrower up to eighty percent (80%) of the purchase price of the new Equipment, net of any ancillary costs or expenses associated with the acquisition of such Equipment, including, but not limited to, sales tax, installation and delivery charges, brokerage commissions and other costs and expenses;

            provided, that, Coast, in its sole discretion, may require an
            --------  ----
            appraisal of the liquidation value of such acquired Equipment upon the first anniversary of this Agreement and every six (6) months thereafter at Borrower's sole expense. If at the time of such appraisal, the advances made under the Capital Expenditure Loan facility is greater than eighty percent (80%) of the appraised liquidation value of such acquired Equipment, Borrower shall pay to Coast within ten (10) Business Days an amount necessary to decrease the principal amount outstanding under the Capital Expenditure Loan facility to eighty percent (80%) of the appraised liquidation value of such acquired Equipment.

                  Each Capital Expenditure Loan shall be evidenced by and
            repayable in accordance with the terms of that certain Secured Promissory Note (Capital Expenditure Loan) of even date herewith, executed by Borrower to the order of Coast (the "Secured Promissory Note"). The Secured Promissory Note shall provide for monthly payments of interest only for the first ninety (90) days followed by a forty-eight (48) month amortization of equal monthly payments of principal together with interest, with all amounts due and payable at the end of the initial term hereof, unless this Agreement is sooner terminated pursuant to the terms hereof. Obligations owing under the Secured Promissory Note shall constitute Obligations and shall be secured by all of the Collateral.


================================================================================

2.  INTEREST.


    INTEREST RATE

    (Section 1.2):

            A rate equal to the "Prime Rate" plus the Applicable Margin, calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to all Loans shall be adjusted monthly as of the first day of each month, and the interest to be charged for each month shall be based on the highest "Prime Rate" in effect during said month. "Prime Rate" means the actual "Reference Rate" or the substitute therefor of the Bank of America NT & SA whether or not that rate is the lowest interest rate charged by said bank. If the Prime Rate, as defined, is unavailable, "Prime Rate" shall mean the highest of the prime rates published in the Wall Street Journal on the first business day of the month, as the base rate on corporate loans at large U.S. money center commercial banks.

    MINIMUM MONTHLY
    INTEREST

    (Section 1.2):

            An amount per month equal to forty percent (40%) of the product of the Maximum Dollar Amount times the monthly average of the Prime Rates plus the Applicable Margins in effect for the month of determination of the Minimum Monthly Interest.

================================================================================

3.  FEES

(Section 1.3): Origination Fee:

               (i) a fee of Twenty-Five Thousand Dollars ($25,000) payable on the first anniversary of this Agreement in the event that the value of each warrant to acquire shares of Borrower's common stock granted to Coast by the Warrant is not at least $2.00 above the Warrant exercise price per share as measured by the average daily closing price for Borrower's shares of common stock for the month of December 1997 as determined by Coast; and

               (ii) an additional fee of Twenty-Five Thousand Dollars ($25,000) payable on the second anniversary of this Agreement in the event that the value of each warrant to acquire shares of Borrower's common stock granted to Coast by the Warrant is not at least $4.00 above the Warrant exercise price per share as measured by the average daily closing price for Borrower's shares of common stock for the month of December 1998 as determined by Coast.

               The Origination Fee, if earned, shall be due and payable notwithstanding the earlier termination of this Agreement for whatever reason.

     Facility Fee:

               Three Thousand Dollars ($3,000), per calendar quarter, payable on the first Business Day of each quarter (pro rated for any partial quarter at the beginning of the term of this Agreement).

================================================================================

4.  MATURITY DATE
    (Section 6.1):

               April 3, 1999, subject to automatic renewal as provided in
               Section 6.1 above, and early termination as provided in Section
               6.2 above.

    RENEWAL FEE

               Borrower shall pay to Coast upon the renewal of this Agreement, as provided in Section 6.1 above, a renewal fee in an amount equal to one-half of one percent (0.5%) of the Maximum Dollar Amount.

    EARLY TERMINATION FEE

    (Section 6.2):

               An amount equal to (a) three percent (3%) of the Maximum Dollar Amount, if such early termination occurs on or prior to the six month anniversary of the date hereof; or (b) two percent (2%) of the Maximum Dollar Amount, if such early termination occurs after the six month anniversary of the date hereof but on or prior to the twelve month anniversary of the date hereof; or (c) one percent (1%) of the Maximum Dollar Amount if such early termination occurs after the twelve month anniversary of the date hereof but prior to the Maturity Date.

================================================================================

5.  REPORTING.
    (Section 5.3):

               Borrower shall provide Coast with the following:

               1. Monthly Receivable agings of Borrower and monthly Receivable agings of its subsidiaries, on an unconsolidated basis, aged by invoice date, within ten (10) days after the end of each calendar month.

               2. Monthly accounts payable agings of Borrower, aged by invoice date, and outstanding or held check registers within ten (10) days after the end of each calendar month.

               3. Monthly internally prepared financial statements on a consolidated basis, as soon as available, and in any event within thirty (30) days after the end of each calendar month.

               4. Quarterly internally prepared financial statements filed on form 10Q with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower.

               5. Separate customer lists of Borrower and its subsidiaries, including each customer name, address, and phone number on a quarterly basis.

               6. Annual financial statements filed on form 10K with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as soon as available, and in any event within ninety (90) days following the end of Borrower's fiscal year, certified by independent certified public accountants acceptable to Coast.

               7. All Hospital Management Outsourcing Contracts entered into by Borrower after the date hereof.

               8. All contracts governing or relating to Borrower's provision of transcription services entered into by Borrower after the date hereof.

================================================================================

6.  BORROWER INFORMATION:

    PRIOR NAMES OF
    BORROWER
    (Section 3.2):      First Western Health Corporation; TriCare, Inc.; and
                        Bottomley & Associates

    PRIOR TRADE NAMES
    OF BORROWER
    (Section 3.2):      None

    EXISTING TRADE
    NAMES OF BORROWER
    (Section 3.2):      Express Medical Transcription; Griener Medical
                        Transcription; and Medical Transcription of Atlanta

    OTHER LOCATIONS
    AND ADDRESSES
    (Section 3.3):      See Exhibit 3.3.

    MATERIAL ADVERSE
    LITIGATION
    (Section 3.10):     None other than as disclosed in Borrower's form 10K
                        filed with the Securities Exchange Commission for the year ending December 1, 1996.

================================================================================

7.  CONDITIONS PRECEDENT
    (Section 5.1):    1.  Borrower shall have excess borrowing availability of
                          not less than Five Hundred Thousand Dollars
                          ($500,000), after giving effect to the initial advances hereunder, the payment of accounts payable to a level and condition acceptable to Coast, and the payment of all book overdrafts;

                      2. Borrower shall have no payable account on which payment has been due for ninety (90) days or more from the invoice date;

                      3.  All taxes of the Borrower are current;

                      4. The Consolidated Tangible Net Worth equals at least Two Million Dollars ($2,000,000);

                      5. Borrower shall have provided Coast with a business plan, in form and substance acceptable to Coast;

                      6. Coast shall have received and reviewed to its satisfaction, all existing Hospital Management Outsourcing Contracts; and

                      7. Coast shall have received and reviewed to its satisfaction, all existing contracts for transcription services.


================================================================================

8.  ADDITIONAL DEFINITIONS
    (Section 8):          "Applicable Margin" means a percentage per annum
                           -----------------
                      determined by reference to the applicable Debt Service Coverage Ratio as set forth below:

                         Debt Service Coverage Ratio        Applicable Margin
                         ---------------------------        -----------------

                              1.5:1.0 or greater                   1.75%

                              less than 1.5:1.0                    2.25%

                      provided, however, that during the period from the date
                      --------  -------
                      hereof to five (5) Business Days after the receipt and satisfactory review by Coast, pursuant to Section 5 of this Schedule, of the quarterly internally prepared financial statement of Borrower for the fiscal quarter ending March 31, 1997, the Applicable Margin shall be two and one-quarter percent (2.25%); provided further, that
                                                       -------- -------
                      after the occurrence and during the continuance of a Default or an Event of Default, the Applicable Margin shall be two and one-quarter percent (2.25%); and provided
                                                                        --------
                      further, that no reduction in the Applicable Margin shall
                      -------
                      be made until the required Debt Service Coverage Ratio for such reduced Applicable Margin has been maintained by the Borrower for two (2) consecutive fiscal quarters.

                          Notwithstanding the foregoing, if the Consolidated
                      Tangible Net Worth is less than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) for any one fiscal quarter, then the Applicable Margin shall increase to two and one-half percent (2.5%) and shall remain at such percent until the Consolidated Tangible Net Worth equals or is greater than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

                          For purposes of this Agreement, any change in the
                      Applicable Margin based upon a change in the Debt Service Coverage Ratio or the Consolidated Tangible Net Worth shall be effective five (5) Business Days after the receipt and satisfactory review by Coast of the quarterly internally prepared financial statements of the Borrower reflecting such change.

                          "Capital Expenditure Loan Notes" has the meaning set
                           ------------------------------
                      forth in Section 1 of this Schedule.

                          "Consolidated Tangible Net Worth" at any date of
                           -------------------------------
                      determination, means Borrower's tangible net worth on a consolidated basis as determined in accordance with generally accepted accounting principles, consistently applied.

                          "Debt Service Coverage Ratio" at any date of
                           ---------------------------
                      determination, means EBITDA, minus the unfinanced portion
                                                   -----
                      of capital expenditures, divided by the sum of (i) total
                                               -------
                      interest expense of the Borrower for such period (including the interest portion on all capitalized leases), (ii) cash dividends or other cash distributions on the capital stock of Borrower actually paid during such period, (iii) regularly scheduled principal payments on all indebtedness of the Borrower whether paid or not paid during such period (provided that the maturity date of any revolving credit facility shall not be considered a regularly scheduled principal payment until such time as the revolving credit facility is terminated, whether at maturity, upon default or otherwise in accordance with its terms), and (iv) taxes accrued for the period less deferred tax expense for the period.

                          "EBITDA" for any fiscal period of Borrower, means the
                           ------
                      consolidated pre-tax net income of Borrower for such fiscal period, plus (i) total interest expense and (ii) depreciation, amortization and other non-cash items to the extent deducted in the calculation of pre-tax income, and minus non-recurring miscellaneous income and expenses, all calculated on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

                          "Eligible Hospital Management Outsourcing Contracts"
                           --------------------------------------------------
                      means Hospital Management Outsourcing Contracts which (a) are complete and fully executed; (b) provide for a fixed annual fee payable to Borrower in twelve (12) monthly installments; (c) have a term of at least two (2) years for those Hospital Management Outsourcing Contracts in effect as of the date hereof or a term which expires after the termination of this Loan Agreement for those Hospital Management Outsourcing Contracts entered into by Borrower after the date hereof, provided, however, Borrower may
                                             --------  -------
                      request and Coast may agree in its reasonable discretion that a Hospital Management Outsourcing Contract with a shorter term be included as an Eligible Hospital Management Outsourcing Contract; and (d) Coast, in its good faith business judgment, shall deem eligible for borrowing.

                          "Eligible Transcription Services Receivables" means
                           -------------------------------------------
                      Eligible Receivables of Borrower arising from contracts with hospitals or associated healthcare providers for the transcription of physician dictated medical notes on a transaction basis; provided, that, Eligible Transcription
                                         --------  ----
                      Services Receivables shall not include receivables on which the account debtor has failed to pay such receivable within a period of ninety (90) days after the invoice date.

                          "Hospital Management Outsourcing Contracts" means
                           -----------------------------------------
                      contracts for Borrower's healthcare information management services to hospitals and other healthcare providers for the contract management of their healthcare information, medical records or admissions departments, including case management, cost containment and rehabilitation services to the insurance and risk management industry.

                          "Outsourcing Contract Loans" has the meaning set
                           --------------------------
                      forth in Section 1 of this Schedule.

                          "Recurring Automatic Payments" means monthly automatic
                           ----------------------------
                      payments payable to Borrower one month in advance of services to be performed and arising from Eligible Hospital Management Outsourcing Contracts and does not include (i) fees for optimization, physician education or case mix index improvement services performed by Borrower or (ii) one-time fees of any kind, including, but not limited to, implementation fees, indoctrination fees, "clean-up" fees, initiation fees, cancellation fees or termination fees.

                          "Secured Promissory Note" has the meaning set forth
                           -----------------------
                      in Section 1 of the Schedule.

                          "Transcription Services Receivable Loans" has the
                           ---------------------------------------
                      meaning set forth in Section 1 of this Schedule.

                          "Warrant" means that certain Stock Purchase Warrant of
                           -------
                      Borrower, of even date herewith, granting Coast the right to acquire up to 15,000 shares of the common stock of Borrower at an initial exercise price of $4 5/8 per share.

================================================================================

BORROWER:                                 COAST:
--------                                  -----

TRANSCEND SERVICES, INC.,                 COAST BUSINESS CREDIT, a division of
a Delaware corporation                    Southern Pacific Thrift & Loan
                                          Association


By    /s/ David W. Murphy                 By   /s/ Robert Pete
   -----------------------------------       -----------------------------------
     President or Vice President                 President or Vice President

By    /s/ Jennifer Kirk                   By
   -----------------------------------       -----------------------------------
     Secretary or Assistant Secretary         Secretary or Assistant Secretary

                                  EXHIBIT 3.3
                                  -----------



Other Locations and Addresses of Borrower:
-----------------------------------------

1.   2471 Chancery Place
     Marietta, Georgia  30066

2.   13 A Street
     Burlington, Massachusetts  01803

3.   125 Fairfield Way, Suite 340
     Bloomingdale, Illinois  60102

4.   3796 Olentangy River Road
     Columbus, Ohio  43214

5.   1789 South Braddock Avenue, Suite 210
     Pittsburgh, Pennsylvania  15218

6.   9437 South Union Square
     Sandy, Utah  84070

7.   733 East Chapman Avenue
     Fullerton, California  92831

                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
                 ----------------------------------------------


  THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated
                                                             ---------
as of April 15, 1997, is entered into by and between TRANSCEND SERVICES, INC., a Delaware corporation ("Borrower") and COAST BUSINESS CREDIT, a division of
                       --------
Southern Pacific Thrift & Loan Association, a California corporation ("Coast"),
                                                                       -----
in light of the following facts:

                                    RECITALS
                                    --------

10.17 Borrower and Coast are parties to that certain Loan and Security Agreement (the "Loan Agreement") and that certain letter agreement setting forth
                --------------
the conditions subsequent to the closing of the loans contemplated by the Loan Agreement (the "Conditions Subsequent Letter"), each dated as of April 3, 1997.
                ----------------------------

10.18 Borrower and Coast desire to (i) amend the Loan Agreement to clarify the provisions relating to Minimum Monthly Interest and the applicable interest rate upon the occurrence of an Event of Default; and (ii) amend the Conditions Subsequent Letter to set forth certain leased locations for which landlord waivers must be obtained before Coast will make the initial advances contemplated by the Loan Agreement.

10.19 Borrower and Coast are willing to amend the Loan Agreement and Condition Subsequent Letter under the terms and conditions set forth in this Amendment. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Coast's rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     (a) Defined Terms.  Any and all initially capitalized terms set forth in
         -------------
this Amendment without definition shall have the respective meanings assigned thereto in the Loan Agreement.

     (b) Minimum Monthly Interest.  The second paragraph of Section 2 of the
         ------------------------
Schedule to the Loan Agreement entitled "Minimum Monthly Interest (Section 1.2)" is hereby amended to read in its entirety as follows:

  "An amount per month equal to forty percent (40%) of the product of the Maximum Dollar Amount times the Prime Rate plus the Applicable Margin in effect for the month of determination of the Minimum Monthly Interest."


     (c)       Event of Default Interest Rate.
               ------------------------------

     (a) The last sentence of Section 7.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

    "Without limiting any of Coast's rights and remedies, from and after the occurrence of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent (3%) per annum above the Prime Rate plus the Applicable Margin in effect for the month of determination of such interest rate."

     (b) The following is hereby deleted from the first paragraph of the definition of "Applicable Margin" in Section 8 of the Schedule to the Loan
Agreement:

    "provided further, that after the occurrence and during the continuance of a
     ----------------
    Default or an Event of Default, the Applicable Margin shall be two and one-quarter percent (2.25%);"

     (c) The following is hereby added to the end of the second paragraph of the definition of "Applicable Margin" in Section 8 of the Schedule to the Loan
Agreement:

    "and after the occurrence and during the continuance of any Event of Default, the Applicable Margin shall be two and one-half percent (2.5%), plus any increase pursuant to Section 7.2 of the Loan Agreement."

     (d) Landlord Waivers.  Condition (iii) contained in the Condition
         ----------------
Subsequent Letter is hereby amended to read in its entirety as follows:

  "Coast shall not be obligated to make (A) the initial Loans under the Loan Agreement until Coast has received a landlord waiver, in form and substance acceptable to Coast, for the location at 3353 Peachtree Road, Suite #1000, Atlanta, Georgia and (B) advances under the Capital Expenditure Loan facility until Coast has received landlord waivers, in form and substance acceptable to

  Coast, for each of those locations (including without limitation, any hospitals or medical centers) for which Equipment acquired with the Capital Expenditure Loans will be located. Within sixty (60) days after the date hereof, Borrower will use its best efforts to deliver to Coast landlord waivers, in form and substance acceptable to Coast, for any other location at which Borrower maintains Collateral, and to the extent Borrower is unable to deliver such landlord waivers, Coast may establish borrowing availability reserves in its good faith discretion."

     (e) Effectiveness of this Amendment.  Coast must have received this
         -------------------------------
Amendment fully executed in a sufficient number of counterparts for distribution to Coast and Borrower, before this Amendment is effective and before Coast is required to extend any credit to Borrower as provided for by the Loan Agreement.

     (f) Representations and Warranties.  The Borrower represents and warrants
         ------------------------------
as follows:


(a)  Authority.  The Borrower has the requisite corporate power and authority to
     ---------
execute and deliver this Amendment and to perform its obligations hereunder and under the Loan Agreement, and any other agreement entered into in connection with the Loan Agreement (collectively, the "Loan Documents") to
                                                       --------------
which it is a party. The execution, delivery and performance by the Borrower of this Amendment and the performance by Borrower of each Loan Document (as amended or modified hereby) to which it is a party have been duly approved by all necessary corporate action of the Borrower and no other corporate proceedings on the part of the Borrower are necessary to consummate such transactions.

     (b) Enforceability.  This Amendment has been duly executed and delivered by
         --------------
the Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of the Borrower hereto or thereto, enforceable against the Borrower in accordance with its terms, and is in full force and effect.

     (c) Representations and Warranties.  The representations and warranties
         ------------------------------
contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

  7. Choice of Law.   The validity of this Amendment, its construction,
     -------------
interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws, of the State of

California governing contracts only to be performed in that State.

  8. Counterparts.  This Amendment may be executed in any number of counterparts
     ------------
and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

  9. Reference to and Effect on the Loan Documents.
     ---------------------------------------------

     (a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

     (b) Except as specifically amended above, the Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Coast.

     (c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.


                      TRANSCEND SERVICES, INC.,
                      a Delaware corporation

                      By:  /s/ David W. Murphy
                         -----------------------------------
                         President or Vice President

                      By:  /s/ Jennifer Kirk
                         -----------------------------------
                         Secretary or Ass't Secretary


                      COAST BUSINESS CREDIT,
                      a division of Southern Pacific Thrift & Loan
                      Association

                      By:  /s/ Robert Pete
                         --------------------------------------
                      President or Vice President

                      By:
                          -------------------------------------
                      Secretary or Ass't Secretary

                            SECURED PROMISSORY NOTE
                          (Capital Expenditure Loans)
                            Los Angeles, California

$300,000                                                           April 3, 1997

          FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to the order of Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), at 12121 Wilshire Boulevard, Suite 1111, Los Angeles, California, or at such other address as the holder of this Note shall direct, the principal sum of Three Hundred Thousand Dollars ($300,000), or such lesser sum as may be advanced from time to time hereunder, which said sum shall be advanced to Borrower in increments of at least Fifty Thousand Dollars ($50,000) each, based upon an advance rate of eighty percent (80%) of the cost of new equipment acquired by Borrower (less any and all sales taxes and installation charges) and seventy percent (70%) of the fair market value, as determined by Coast, of used equipment, acquired by Borrower (less any and all sales taxes and installation charges). At the time of each advance hereunder, the aggregate of the then outstanding principal balance, if any, shall be added to the new advance and the total aggregate balance of both shall be amortized over forty-eight (48) months, and the amount of said installments, rounded to the nearest One Hundred Dollars ($100), shall be payable in consecutive monthly payments (or earlier, as hereinafter referred to) on the last day of each month commencing ninety (90) days following the initial advance and each such subsequent advance hereunder, and continuing on the last day of each succeeding month until April 1, 1999. The entire remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest, shall be due and payable on the earlier of:
(i) April 3, 1999, or (ii) the date the Loan and Security Agreement between the Borrower and Coast dated of even date herewith (the "Loan Agreement") terminates by its terms or is terminated by either party in accordance with its terms. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

          This Note shall bear interest on the unpaid principal balance hereof from time to time outstanding at a rate equal to the Interest Rate as defined and set forth in the Loan Agreement. Accrued interest shall be payable monthly, in addition to the principal payments provided above, commencing on the last day of the first full calendar month following the initial advance and each subsequent advance hereunder, and continuing on the last day of each succeeding month.

          In addition to the payments of principal and interest as provided above, Borrower shall pay to Coast within ten (10) Business Days of the appraisal of the equipment acquired by Borrower (as required under the Loan Agreement), an amount, if necessary, to decrease the outstanding principal amount of this Note to eighty percent (80%) of the appraised liquidation value of such acquired Equipment.

          Principal of, and interest on, and any other payment made pursuant to this Note shall be payable in lawful money of the United States of America. If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

          In the event any payment of principal or interest on this Note is not paid in full when due, or if any other default or event of default occurs and the applicable cure periods have expired under the Loan Agreement or any other present or future instrument, document, or agreement between Borrower and Coast, Coast may, at its option, at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand. Without limiting the foregoing, and without limiting Coast's other rights and remedies, in the event any installment of principal or interest is not paid in full on or before the date due, Borrower agrees that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom to Coast, and therefore the Borrower agrees immediately to pay to Coast an amount equal to five percent (5%) of the installment (or portion thereof) not paid, as liquidated damages, to compensate Coast for the internal administrative expenses in administering the default.
The acceptance of any installment of principal or interest by Coast after the time when it becomes due, as herein specified, shall not be held to establish a custom, or to waive any rights of Coast to enforce payment when due of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same.

          All payments hereunder are to be applied first to costs and fees referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity. Coast shall have the continuing and exclusive right to apply or reverse and reapply any and all payments hereunder in its sole discretion.

          Borrower agrees to pay all costs and expenses (including without limitation attorney's fees) incurred by Coast in connection with or related to this Note, or its enforcement, whether or not suit be brought. Except as expressly provided to the contrary in the Loan Agreement, Borrower hereby further waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

          This Note is secured by the Loan Agreement and all other present and future security agreements between Borrower and Coast. Nothing herein shall be deemed to limit any of the terms or provisions of the Loan Agreement, or any other present or future document, instrument or agreement, between Borrower and Coast, and all of Coast's rights and remedies hereunder and thereunder are cumulative.

          In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

          No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Coast, and then only to the extent therein specifically set forth.

          COAST AND BORROWER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELYING TO: (i) THIS NOTE; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN COAST AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF COAST OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH COAST OF BORROWER.

          This Note is payable in, and shall be governed by the internal laws, of the State of California.



                           TRANSCEND SERVICES, INC.,
                             a Delaware corporation


By   /s/ Larry G. Gerdes                 By   David W. Murphy
    --------------------                   ------------------
    President                              Secretary

                                          THREE MONTHS ENDED

                                               MARCH 31

                                           1996         1997
                                           ----         ----

LOSS BEFORE DISCONTINUED OPERATIONS     $(523,000)   $(104,000)

LOSS FROM DISCONTINUED OPERATIONS        (129,000)     (34,000)
                                        ----------   ----------

NET LOSS                                $(652,000)   $(138,000)
                                        ==========   ==========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                          18,447,000   19,494,000
                                        ==========   ==========

LOSS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT
  Continuing Operations                    $(0.03)      $(0.01)
  Discontinued Operations                   (0.01)       (0.00)
                                            ------       ------

NET LOSS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT                  $(0.04)      $(0.01)
                                           =======      =======